Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Ispire Technology Inc. on Form S-8 [File No. 333-273458] and Form S-3 [File No. 333-280856] of our report dated September 26, 2024, with respect to our audit of the consolidated financial statements of Ispire Technology Inc. as of June 30, 2024 and for the year ended June 30, 2024, which report is included in this Annual Report on Form 10-K of Ispire Technology Inc. for the year ended June 30, 2024.

Our report on the consolidated financial statements contains an explanatory paragraph regarding adjustments described in Note 2 to the consolidated financial statements that were applied to restate the fiscal 2023 financial statements to correct misstatements. We were not engaged to audit, review, or apply any procedures to the fiscal 2023 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the fiscal 2023 financial statements taken as a whole.

/s/ Marcum llp

Marcum llp

New York, NY

September 26, 2024